Exhibit 99.1

Confidential

Scott Kaufman

3201 Creek Road

Park City, UT 84098

646.945.8378

August 8, 2022

By Email

Creek Road Miners, Inc.

2700 Homestead Road, Suite 50

Park City, UT 84098

Attention: Board of Directors c/o Scott A. Sheikh, General Counsel

Email: SSheikh@creekroadminers.com

Re: Resignation of Scott D. Kaufman

Dear Board of Directors and Mr. Sheikh:

I hereby resign as Chief Executive Officer (“CEO”) and Director of Creek Road Miners, Inc. (“Creek Road Miners” or the “Company”), effective immediately.

Thank you for the opportunity to work with all of you in connection with Creek Road Miners, formerly Wizard Brands, Inc. (“Wizard”). I am proud of what we accomplished, first quickly pivoting Wizard, a live pop culture events company, into a successful online business within weeks of the Covid lockdown, and then pivoting again to a revenue producing proof of concept cryptocurrency mining facility. As I am sure you all know, I continue to believe in the Company’s potential, but in light of recent events, I have come to realize that it is no longer in my or the Company’s best interests to remain with Creek Road Miners. Those recent events include, without limitation:

(i) the Board’s decision to materially diminish my responsibilities as CEO, including by (x) requiring that the payment of any and all account payables be approved by Michael Breen, a director and (y) refusing to evaluate, let alone implement, any of the several financial restructuring plans I have proposed;

(ii) the Executive Chairman’s decision to exclude me from all meetings, negotiations, and strategic planning related to extraordinary transactions, including the recently announced transaction with Prairie Operating Co., LLC (the “Prairie Transaction”);

(iii) the Executive Chairman’s and Mr. Breen’s refusal to attend Board meetings I have called pursuant to the Company’s governing documents;

(iv) the Board’s refusal to enforce existing corporate governance policies or to address the need for updated policies, including the Company’s Insider Trading Policy;

(v) the Company’s decision, at the direction of the Executive Chairman, to materially deviate from the cryptocurrency mining business plans set forth in the Company’s 10-K and recently approved S-1;

(vi) the Company’s refusal, at the direction of the Executive Chairman, to approve the return of the $500,000 investment received from the Leviston Investors, which was earmarked by the investor for the Tilden transaction, which never transpired; and

(vii) the Company’s continuing refusal, at the direction of the Executive Chairman and Mr. Breen, to pay any account payables (approximately $500,000), some of which may now be materially in arrears.

Additionally, the Executive Chairman and others have created an adverse and openly hostile work environment. Among other things, the Executive Chairman recently threatened to derail the Prairie Transaction unless I agreed to certain unfavorable financial terms. He also threatened legal action against me if I did not immediately agree to reduce my compensation and to forgo certain benefits that would have accrued to me upon a change of control. In an effort to avoid a dispute, I agreed to those terms (without the ability to consult with counsel) and as a result, my compensation upon a change of control, $750,000 in severance payments that would be due to me was redirected further down the payment waterfall, primarily benefiting the Executive Chairman.

In light of the foregoing, I hereby tender my resignation as CEO and Director, effectively immediately. I also hereby request, in accordance with the terms of my employment agreement, dated as of December 23, 2021, as amended, and the Board’s September 7, 2021 Unanimous Written Consent, that the Company pay the $222,379.20 in past due expense reimbursements owed to me, which amount consists of the following:

● Non-accountable expense reimbursement of $200,000 (“Expense Payment”), and

● $22,379.20 for insurance reimbursement (“Insurance Payment”).

The payments should be made within three business days of the date of this letter.

It is my sincere hope that the acquisition plans being put in place for Creek Road Miners by the Executive Chairman and his team will bring great success to Company’s investors and stakeholders, and I wish you all the best. I also hope that we can part ways amicably, but if we cannot do so, for the avoidance of doubt, I reserve fully all of my rights and remedies available under contract, at law, and in equity.

Thank You

/s/ Scott Kaufman
Scott Kaufman